Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-260544) pertaining to the Fluence Energy, Inc 2021 Incentive Award Plan, Fluence Energy, LLC Phantom Equity Incentive Plan and the 2020 Unit Option Plan of Fluence Energy, LLC of our report dated December 14, 2021, with respect to the consolidated financial statements of Fluence Energy, Inc included in this Annual Report (Form 10-K) for the year ended September 30, 2021.

/s/ Ernst & Young LLP
Tysons, Virginia
December 14, 2021